Exhibit 10.1

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of October 10, 2014, by and between RAYMOND L. GELLEIN, JR. (the “Executive”) and STRATEGIC HOTELS & RESORTS, INC. (the “Company”).
WITNESSETH THAT:
WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, effective as of November 2, 2012 (the “Employment Agreement”); and
WHEREAS, the parties desire to amend the Employment Agreement;
NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:
1.Performance of Services. The last sentence of paragraph 1(a) of the Employment Agreement is deleted in its entirety and the following sentences are substituted therefor:
The “Agreement Term” shall be the period beginning on the Effective Date and ending on December 31, 2015. To the extent the Executive remains employed by the Company after the expiration of the Agreement Term, such employment shall be subject to the terms and conditions to which the Company and the Executive at that time shall agree.
2.Performance of Services. Paragraph 1(c) of the Employment Agreement is amended to insert the following sentence immediately prior to the last sentence thereof:
If requested to by the Board, the Executive shall use his best efforts to cooperate with the Company in any process undertaken by the Company to hire and transition to a successor chief executive officer of the Company.
3.Salary. Paragraph 2(a)(i) of the Employment Agreement is deleted in its entirety and the following is substituted therefor:
The Executive shall receive an annual base salary (the “Salary”) of not less than $940,000. Such Salary shall be payable in arrears, in accordance with the payroll practices of the Company.
4.Bonus. The first sentence of paragraph 2(a)(ii) of the Employment Agreement is deleted in its entirety and the following sentence is substituted therefor:
The Executive shall be eligible to receive an annual cash performance-based bonus (the

“Bonus”) from the Company, with a target bonus opportunity of 120% of Salary (“Target Bonus”), a threshold bonus opportunity of 60% of Salary (“Threshold Bonus”), and a maximum bonus opportunity of 240% of Salary (“Maximum Bonus”).
5.Termination. Clause (iii) of paragraph 3(d) of the Employment Agreement is deleted in its entirety.
6.Rights Upon Termination. Paragraph 4(b) of the Employment Agreement is deleted in its entirety and the following is substituted therefor:
4(b). Termination due to Death or Disability; Constructive Termination or Termination by the Company without Cause. If the Executive's employment terminates under circumstances described in paragraph 3(a), 3(b), 3(d) or 3(g) at any time during the Agreement Term, the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

i.	Accrued Benefits;

ii.	A lump sum amount equal to two (2) times the sum of (w) the current Salary then in effect, plus (x) his Target Bonus;

iii.	A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in a lump sum;

iv.
Continued medical coverage under the Company's medical plan for the Executive and his family during the twenty-four (24) months following the Date of Termination, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts thereto; provided, however, the Company in its sole discretion may determine because of legal restrictions, insurance availability or otherwise to pay Executive a lump sum amount equal to the amount which the Executive would have paid as the "applicable premium" under section 4980B(f)(4) of the Code for continuation of such coverage. The continued medical coverage during the twenty-four (24) months following the Date of Termination at the Company's expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), and section 601 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable, or any similar state law continuation coverage requirements; and

v.
The Executive's RSUs, restricted stock and options shall continue to vest and become payable at the same time and in the same manner as though the Executive continued employment with the Company. The Performance Share Award shall be treated in accordance with the terms of the Performance Share Award.

Notwithstanding the foregoing provisions of this paragraph (b), if the Executive’s employment as Chief Executive Officer is terminated by the Company in connection with the hiring of a successor Chief Executive Officer and (A) the Executive worked collaboratively with the Board prior to such termination to select and transition to a successor to serve as the new Chief Executive Officer of the Company, (B) the individual selected as successor commences employment with the Company as Chief Executive Officer, (C) the Executive has not engaged in any conduct that would give the Company a right to terminate the Executive’s employment for Cause, and (D) the Executive continues to serve as a member of the Board for the remainder of the Executive’s current term as a director of the Company, subject to the Company’s Articles of Amendment and Restatement and the Company’s By-Laws, then the Executive shall be entitled to the benefits described in subsections (i) through (iv) above, except for a reduction in benefits as follows: (1) the lump sum amount described in subsection (ii) shall be reduced to a lump sum amount equal to one times the sum of (w) the current Salary then in effect, plus (x) Executive’s Target Bonus, and (2) the continued medical coverage described in subsection (iv) shall be reduced to twelve (12) months following the Date of Termination. For the avoidance of doubt, in the event Executive’s employment is terminated under the circumstances described in paragraph 4(c) below, then the Executive’s rights shall be governed by the provisions of paragraph 4(c) and Executive shall receive the rights and benefits set forth in paragraph 4(c) in lieu of the rights and benefits set forth in this paragraph 4(b).
7.Change in Control. The first sentence of paragraph 4(d)(i) of the Employment Agreement is deleted in its entirety and the following is substituted therefor:

(i)
Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) without the express concurrence of the Board; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following: (i) the Company or any of its Related Companies (as defined in paragraph 4(d)(iv) below) or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change in Control.

8.Clawback. New paragraph 28 is inserted immediately following paragraph 27 of the Employment Agreement as follows:
28.    Clawback. The payments to the Executive pursuant to this Agreement are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
9.Effect of Amendment. Unless expressly amended by this Amendment, all other provisions of the Employment Agreement shall remain in legal force and effect.
10.Legal Fees. The Company shall reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in connection with the review of this Amendment, in an amount not to exceed $5,000.00.
11.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above stated, and to be effective upon such date.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	Executive Vice President, General Counsel & Secretary

RAYMOND GELLEIN, JR.

/s/ Raymond L. Gellein, Jr.

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